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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       FOCAL COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                  [FOCAL LOGO]

                        FOCAL COMMUNICATIONS CORPORATION
                      200 North LaSalle Street, Suite 1100
                            Chicago, Illinois 60601

Dear Fellow Stockholder:                                            May 11, 2001

   You are invited to join us for our 2001 Annual Meeting of Stockholders to be held this year at 1:00 p.m. on Thursday, June 14, 2001, in Room 408 of the University of Chicago's Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois. The Notice of Annual Meeting and the Proxy Statement that follow describe the business to be conducted at the meeting. I urge you to read both carefully. A copy of our 2000 Annual Report also accompanies these materials.

   Whether you plan to attend the meeting or not, I encourage you to exercise your right as a stockholder and vote. Please sign, date, and promptly return the accompanying proxy card, or make use of either our telephone or Internet voting services (which are described on the proxy card).

                                          Sincerely,

                                          [Signature]
                                          Robert C. Taylor, Jr.
                                          President and Chief Executive
                                           Officer

               YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE AND
              RETURN THE ACCOMPANYING PROXY, OR USE OUR TELEPHONE
                          OR INTERNET VOTING SYSTEMS.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 14, 2001

To the Stockholders of Focal Communications Corporation:

   The Annual Meeting of Stockholders of Focal Communications Corporation will be held on Thursday, June 14, 2001, at 1:00 p.m. at the University of Chicago's Gleacher Center, Room 408, 450 North Cityfront Plaza Drive, Chicago, Illinois, for the following purposes (which are more fully described in the accompanying Proxy Statement):

     1. To elect three members to the Board of Directors, each for a term of three years and until his successor is elected and qualified.

     2. To approve the adoption of the Focal Communications Corporation 2000 Employee Stock Purchase Plan.

     3. To ratify the appointment of Arthur Andersen LLP as independent accountants for our 2001 fiscal year.

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

   The Board of Directors unanimously recommends that you vote to approve each of the first three proposals.

   The Board of Directors has fixed the close of business on April 16, 2001, as the record date for the meeting, and you may only vote at the meeting if you were a stockholder of record at the close of business on that date.

                          YOUR VOTE IS IMPORTANT TO US

   Whether or not you plan to attend the meeting, please complete and return the accompanying proxy in the enclosed envelope, or vote by telephone or the Internet. Telephone and Internet voting procedures are described on the accompanying proxy. If you attend the meeting, you may vote your shares in person even though you have previously returned your proxy by mail, telephone, or the Internet.

                                          By Order of the Board of Directors,

                                          [SIGNATURE OF RENEE M. MARTIN]

                                          Renee M. Martin
                                          Secretary

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Questions and Answers About Voting........................................   1

Proposal No. 1--Election of Directors.....................................   4

Executive Compensation....................................................   9

Summary Compensation Table................................................   9

Stock Option Grants in 2000...............................................  10

Aggregated Option Exercises in 2000 and Year-End Values...................  11

Section 16(a) Beneficial Ownership Reporting Compliance...................  12

Compensation Committee Report on Executive Compensation...................  12

Audit Committee Report....................................................  15

Performance Graph.........................................................  16

Employment Agreements.....................................................  16

Security Ownership of Certain Beneficial Owners and Management............  19

Certain Transactions......................................................  22

Proposal No. 2: Approval of the Focal Communications Corporation 2000
 Employee Stock Purchase..................................................  23

Proposal No. 3: Ratification of Appointment of Independent Accountants....  27

Additional Information....................................................  28

Other Information.........................................................  29

Exhibit A: Audit Committee Charter........................................ A-1

Exhibit B: Focal Communications Corporation 2000 Employee Stock Purchase
 Plan..................................................................... B-1

                                  [FOCAL LOGO]

Focal Communications Corporation
200 North LaSalle Street, Suite 1100
Chicago, Illinois 60601

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 14, 2001

   This Proxy Statement is provided to the stockholders of Focal Communications Corporation in connection with the solicitation of proxies by Focal's Board of Directors to be voted at the 2001 Annual Meeting of Stockholders to be held in Room 408 of the University of Chicago's Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois at 1:00 p.m. on Thursday, June 14, 2001, and at any postponement or adjournment thereof. This Proxy Statement is first being mailed to stockholders on or about May 11, 2001. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

                       QUESTIONS AND ANSWERS ABOUT VOTING

Who is entitled to vote at the Annual Meeting?

   You are entitled to vote your shares of Focal common stock at the Annual Meeting and any postponement or adjournment thereof if our records show that you owned the shares at the close of business on April 16, 2001. A total of 61,800,324 shares of common stock are eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The enclosed proxy card shows the number of shares you are entitled to vote at the meeting.

   A list of stockholders eligible to vote at the Annual Meeting will be available for inspection for ten days prior to the Annual Meeting at our offices at 200 North LaSalle Street, Suite 1100, Chicago, Illinois 60601. Stockholders may arrange to examine this list during normal business hours for any purpose relating to the Annual Meeting by contacting our Secretary.

How do I vote?

   Your shares may only be voted at the Annual Meeting if you are present or are represented by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to assure that your shares will be represented. Most of you have a choice of completing the enclosed proxy card and mailing it in the postage-paid envelope provided, using a toll-free telephone number, or voting over the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, or other holder of record to see which of these options are available to you. The Internet and telephone voting facilities for stockholders of record will close at 9:00 a.m., Central Daylight Time, on June 12, 2001.

   You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary, submission of a properly executed later-dated proxy (including an Internet or telephone vote), or by voting by ballot at the meeting.

   The Internet and telephone voting procedures described on the accompanying proxy card are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. Stockholders voting by the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

   The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person.

   If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting.

   All shares entitled to vote that are represented by properly-completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly-completed proxy will be voted as the Board of Directors recommends.

Who may attend the Annual Meeting?

   All stockholders that were stockholders of Focal as of the record date, or their authorized representatives, may attend the Annual Meeting. Admission to the meeting will be on a first-come, first-served basis. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you should bring proof of ownership, such as a bank or brokerage account statement, to the Annual Meeting to ensure your admission.

How will votes be counted?

   The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented in person or by proxy. Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

   A plurality of the votes cast is required for the election of a director. This means that the nominees receiving the greatest number of votes will be elected. Abstentions and broker "non-votes" will not be counted for purposes of the election of a director.

   The affirmative vote of a majority of the outstanding shares of common stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposed Focal Communications Corporation 2000 Employee Stock Purchase Plan (the "2000 Plan"). Abstentions and broker "non-votes" will have the same effect as a vote cast "against" this proposal.

   The affirmative vote of a majority of the outstanding shares of common stock present or represented at the Annual Meeting and entitled to vote is required to ratify the appointment of Arthur Andersen LLP as Focal's independent accountants for 2001. Abstentions and broker "non-votes" will have the same effect as a vote cast "against" this proposal.

Who will count the votes?

   Our transfer agent, Computershare Investor Services LLC, will tally the vote, and will serve as Inspector of Election.

How are proxies being solicited and who will pay for the solicitation of proxies?

   Initially, Focal will solicit proxies by mail. Focal's directors, officers and employees may also solicit proxies in person, by telephone or over the Internet without additional compensation. Focal will pay all expenses of solicitation of proxies, which are expected to be approximately $30,000.

   In addition, arrangements will also be made with selected banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for forwarding solicitation materials and communicating with the beneficial owners of shares held of record by such persons. Focal will reimburse these persons for their reasonable expenses incurred in connection with such actions.

Who can help answer my other questions?

   If you have more questions about voting or wish to obtain another proxy card, you should contact:

                             Renee M. Martin
                             Secretary
                             Focal Communications Corporation
                             200 North LaSalle Street
                             Suite 1100
                             Chicago, Illinois 60601
                             Telephone: 312-895-8400
                             Fax: 312-895-8403

                      PROPOSAL NO. 1 ELECTION OF DIRECTORS

   Our Board of Directors consists of ten directors and is divided into three classes with each class containing three directors. There is currently one vacancy on the Board of Directors. Each director serves a three-year term and one class is elected at each year's annual meeting of stockholders. Three directors will be elected at the Annual Meeting to serve for a three-year term expiring at our annual meeting in the year 2004.

   The persons named in the enclosed proxy card intend to vote all proxies for the election of the nominees set forth below, unless you indicate on the proxy card that your vote should be withheld from one or all of the nominees. Each nominee elected as a director will continue to serve until his successor has been elected and qualified, or until his earlier death, resignation or retirement. The remaining directors will continue in office until their terms expire at successive annual meetings of stockholders.

   The Board of Directors has nominated John R. Barnicle, James E. Crawford, III and Paul G. Yovovich for re-election as directors with terms expiring in 2004 at the annual meeting of stockholders. The remaining directors will continue in office until their terms expire at successive annual meetings of stockholders.

   Should any nominee become unable or unwilling to accept nomination or election, the Board of Directors will either select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, the holders of the proxy will vote your shares FOR the election of the substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected.

The Board of Directors recommends that you vote FOR each of the three nominees.

   The following is biographical information about each of the nominees:

     John R. Barnicle. Mr. Barnicle, 36, has been Focal's Executive Vice President and Chief Operating Officer and a Director since June 1996. Mr. Barnicle is a co-founder of Focal and is responsible for day-to-day operations, engineering, marketing, and long-term planning. In 1996, Mr. Barnicle was Vice President of Marketing for MFS Telecom Companies, a subsidiary of MFS Communications. From 1994 to 1996, Mr. Barnicle was a Vice President of Duff & Phelps Credit Rating Company and from 1992 to 1994 he held various marketing, operations and engineering positions with MFS Telecom. From 1986 to 1992 Mr. Barnicle was at Centel Corporation, a local exchange carrier, where his last position was Senior Manager of Marketing for Business Services. Mr. Barnicle received his M.B.A. with Distinction from DePaul University and holds a B.S. in Electrical Engineering.

     James E. Crawford, III. Mr. Crawford, 55, has served as a director of Focal since November 1996. From August 1992 to September 2000, he has been a general partner and then since September of 2000 a managing partner of Frontenac Company, a venture capital firm and stockholder of Focal. From February 1984 to August 1992, Mr. Crawford was a general partner of William Blair Venture Management Co., a venture capital fund. He was also a general partner of William Blair & Company, an investment bank and brokerage firm affiliated with William Blair Venture Management Co., from January 1987 to August 1992. Mr. Crawford serves as a director of Optika, Inc., ActionPoint, Inc., Allegiance Telecom, Inc. and several private companies.

     Paul G. Yovovich. Mr. Yovovich, 47, has served as a director of Focal since March 1997. He is a private investor and a principal of Lake Capital. Mr. Yovovich served as President of Advance Ross Corporation, an international transaction services and manufacturing company, from 1993 to 1996. He served in several executive positions with Centel Corporation from 1982 to 1992, where his last position was that of President of its Central Telephone Company unit. Mr. Yovovich also serves as a director of 3Com Corporation, APAC Customer Services, Inc., Lante Corporation and American Media Operations, Inc.

Continuing Directors Whose Terms Expire in 2002

   Mr. Edwardson, Mr. Perry and Mr. Taylor are in the class of directors whose term will expire at our 2002 annual meeting of stockholders. The following is biographical information about each of these directors:

     John A. Edwardson. Mr. Edwardson, 51, has served as a director of Focal since February 1999. In February, 2001, he became President and Chief Executive Officer of CDW Computer Services, Inc. Formerly, he was Chairman of Burns International Services Corp., a security services company, since June 1999, and President and Chief Executive Officer of Burns International since March 1999. From 1994 to 1998, Mr. Edwardson was President of UAL Corporation, the holding company for United Airlines and also served as UAL's Chief Operating Officer from April 1995 through September 1998. He previously was Executive Vice President and Chief Financial Officer of Ameritech and held executive positions with Northwest Airlines. Mr. Edwardson serves as a director of CDW Computer Services, Inc. and Household International, Inc.

     James N. Perry, Jr. Mr. Perry, 40, has been a director of Focal since November 1996. From January 1993 to January 1999, he served as Vice President and since January of 1999 has served as Managing Director of Madison Dearborn Partners, Inc., a venture capital firm and the general partner of Madison Dearborn Capital Partners, L.P., a stockholder of Focal. Previously, Mr. Perry served in various positions at First Capital Corporation of Chicago and its affiliates. Mr. Perry currently serves as a director or manager, as applicable, of Voicestream Wireless, CompleTel Europe NV and Allegiance Telecom.

     Robert C. Taylor, Jr. Mr. Taylor, 41, is Chief Executive Officer and President of Focal Communications Corporation. He was appointed to this position in August 1996. Mr. Taylor is also Focal's co-founder and a director. Mr. Taylor is the Chairman of the Association for Local Telecommunications Services (ALTS), the nation's leading organization representing facilities-based competitive local exchange carriers (CLECs). In addition, Mr. Taylor sits on the board of directors for IPLAN Networks, a CLEC based in Argentina and Madison River Communications, an ILEC. With over 15 years of telecommunications experience, Mr. Taylor has held positions with MFS Communications, most recently as Vice President of Global Accounts, where he worked with the MFS' 50 largest customers and executed market development activities in Mexico and Canada. Prior to joining MFS in 1994, Mr. Taylor was one of the original senior executives at McLeod Communications Group. Mr. Taylor has also held management positions with MCI, Bellcore and Ameritech. Mr. Taylor received his M.B.A. from the University of Chicago Graduate School of Business and holds a B.S. in Mechanical Engineering.

Continuing directors Whose Terms Expire in 2003

   Mr. Dagres, Ms. Perone and Mr. Sinwell are in the class of directors whose term will expire at our 2003 annual meeting of stockholders. The following is biographical information about each of these directors:

     Todd A. Dagres. Mr. Dagres, 40, has served as a director of Focal since June 2000. Mr. Dagres has been a general partner of Battery Ventures, a stockholder of Focal, since 1996. From 1994 to 1996, Mr. Dagres was a Principal and Senior Technology Analyst at Montgomery Securities focusing on the networking industry. Mr. Dagres serves on the Board of Trustees of Akamai Technologies, Inc., Convergent Networks, Inc., Edgix Corporation, Equipe Communications Corporation, Inventa Corporation, Alphion Corporation, Predictive Networks, Inc., RiverDelta Networks, Inc., and Storability, Inc.

     Kathleen A. Perone. Ms. Perone, 47, has served as a director of Focal since August, 2000. Mr. Perone is a founding partner and managing director of Acapella Ventures L.L.C., a New Jersey-based venture capital firm that focuses on early stage telecom and technology infrastructure companies. From January 1998 to March 2000, Ms. Perone served as President of the North American division of Level 3 Communications, Inc., a leading communications and information services company where she remains a consultant. From 1990 to 1998, Ms. Perone held a series of positions at MFS
  Communications: Vice President and General Manager; COO of MFS International; and President of two MFS divisions. Ms. Perone also is a director of Desktop News Corporation, REALTECH Systems, LighTrade and INFOCROSSING. She also serves on the advisory boards of TELLIUM and REALTECH.

     Andrew E. Sinwell. Mr. Sinwell, 36, has been a director of Focal since June 2000. He is a Managing Director of Madison Dearborn Partners, Inc., the general partner of Madison Dearborn Capital Partners, L.P., a stockholder of Focal. From 1994 to 1996, Mr. Sinwell was a Senior Policy Advisor at the Federal Communications Commission. Mr. Sinwell serves on the Board of Directors of Nextel Partners, Inc. and several privately-held companies.

Our Non-Director Executive Officers

   The following is biographical information about each of our executive officers that are not also directors:

     Robert M. Junkroski. Mr. Junkroski, 37, has been Vice President and Treasurer since January 1999 and was Controller from January 1997 to January 1999. He is responsible for all our revenue assurance, audit, cash and risk management, customer credit, banking relationship and capital raising functions. From 1995 to 1997, Mr. Junkroski was Controller for Brambles Equipment Services, Inc., an equipment leasing company, where he was responsible for establishing and maintaining the divisional accounting, financial reporting and budgeting functions. From 1987 to 1995, Mr. Junkroski was Controller for Focus Leasing Corporation, an equipment leasing company, where he was responsible for the development and implementation of the accounting and financial reporting functions of several emerging companies. Mr. Junkroski is a Certified Public Accountant, received his M.B.A. with honors from Roosevelt University concentrating in Finance and Accounting and holds a Bachelor of Business Administration degree.

     Anthony J. Leggio. Mr. Leggio, 43, was appointed Executive Vice President of Focal and President, Telecom Services Group in December 2000. He is responsible for the sales of Focal's business services organization, which includes corporate services, network solutions and the government services groups. Before joining Focal in 1997 as Regional Vice President Eastern Region, Mr. Leggio spent ten years, 1988 to 1997, with Sprint Corporation, holding a number of increasingly responsible sales management positions. Most recently, he served as Vice President of Sales, Eastern Region for Sprint PCS, where he led the planning, development, organization and implementation of the Fortune 1000 sales and support organization for Sprint's new wireless venture. Mr. Leggio received his M.B.A. from St. Joseph's University and a B.S. in Marketing from Rowan College.

     Michael L. Mael. Mr. Mael, 44, has been Executive Vice President of Focal and President, Data Communications Group, since January 2000. Mr. Mael is responsible for developing and managing Focal's data services business. From 1997 until January 2000, he was Vice President, Applications and Web Services, at PSINet, an Internet service company, where he developed and managed the company's global Web hosting business. From 1992 until 1997, Mr. Mael held various management positions at MCI Communications in finance, marketing and business development, and was a member of the team that created MCI's Internet initiative. Mr. Mael received his B.A. from Brown University and his M.B.A. from Stanford University.

     Renee M. Martin. Ms. Martin, 46, has been Senior Vice President, General Counsel and Secretary since March 1998. Ms. Martin is responsible for our legal and regulatory functions. From 1984 to 1998, Ms. Martin held various executive positions at Ameritech, most recently as Vice President and General Counsel Small Business Services, where she directed corporate legal resources to address contract negotiations, employment issues, regulatory affairs and litigation, and managed outside legal counsel. From 1982 to 1984, Ms. Martin was an attorney at the law firm of Cook and Franke, S.C. where she concentrated on general business and corporate law. Ms. Martin received her J.D. from the University of Wisconsin and holds a B.A. in Journalism.

     Ronald Reising. Mr. Reising, 40, joined Focal in 2001 as Executive Vice President and Chief Financial Officer of Focal. He is responsible for the financial management of Focal and overseeing the finance, treasury and accounting functions. From 2000 to 2001, Mr. Reising was the Chief Financial Officer of Derivion, a privately held electronic bill presentment and payment company based in Atlanta, Georgia. From 1991 to 2000, he held various international and domestic positions with Ameritech. His most recent appointment at Ameritech was in 1999 as Chief Financial Officer of Bell Canada. In 1997, he was the Chief Financial Officer of Matav, the Hungarian telecommunications company in which Ameritech held a one-third-equity stake. Mr. Reising received a Master of Management from the Kellogg School of Management at Northwestern University and holds a Bachelor's degree in Economics from Lawrence University (Appleton, WI). Mr. Reising is also a Certified Public Accountant.

     Gregory J. Swanson. Mr. Swanson, 34, has been Controller since January 1999 and is our principal accounting officer. He is responsible for all internal and external accounting and reporting functions. From June 1998 to December 1998, Mr. Swanson was director of External Reporting for Allegiance Corporation, a health care manufacturing and distribution company. Before that he spent approximately nine years at Arthur Andersen LLP, a public accounting firm, where he was responsible for audit and business advisory services to technology and manufacturing companies. Mr. Swanson is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from the University of Southern California.

   The information in this Proxy Statement about the business experience of the nominees and continuing directors and our non-director executive officers has been furnished to us by the respective nominees, directors or non-director executive officers or obtained from our records.

Our Board of Directors and Board Committees

   Focal's business and affairs are managed under the overall direction of the Board of Directors. To assist it in carrying out its duties, the Board of Directors has delegated certain authority to four standing committees: Audit, Compensation, Nominating and Stock Option.

   There were seven meetings of the Board of Directors during the fiscal year ended December 31, 2000. Each director attended at least 75% of Board of Directors and Committee meetings.

   Audit Committee. The Audit Committee, currently comprised of Ms. Perone and Messrs. Edwardson and Yovovich, met three times during the past year. The Audit Committee oversees the work of our independent auditors, reviews internal audit controls and evaluates conflict of interest issues.

   Compensation Committee. The Compensation Committee, currently comprised of Messrs. Crawford, Edwardson, Perry and Yovovich, met four times during the past year. The Compensation Committee consists entirely of independent directors and establishes salaries, incentives and other forms of compensation for our directors, executive officers and key employees and administers our equity incentive plans (other than with respect to grants of stock options under the Focal Communications Corporation 1998 Equity and Performance Incentive Plan (the "1998 Plan") to non-executive employees, which is administered by our Stock Option Committee) and other incentive and benefit plans.

   Nominating Committee. The Nominating Committee, currently comprised of Messrs. Crawford, Perry, Taylor and Yovovich, met once during the past year. The Committee identifies nominees to stand for election to our Board of Directors and considers nominations from stockholders, if any.

   Stock Option Committee. The Stock Option Committee currently, comprised of Messrs. Barnicle and Taylor, met eight times during the past year. The Stock Option Committee has the authority to grant stock options under our 1998 Plan to employees who are not: (a) "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code or who, in the Committee's judgment, are likely to be a covered employee at any time during the period a grant or award under the 1998 Plan to such person would be outstanding, (b) an officer or other person subject to Section 16 of the Securities Exchange Act of 1934, or
(c) a vice president, senior vice president, or executive vice president.

Compensation of Our Directors

   We currently pay our non-employee directors, other than designees of our institutional investors, annual director compensation in the form of an annual grant of stock options under our 1998 Equity Plan for Non-Employee Directors (the "Director Plan"). The number of shares subject to each stock option granted to each of these directors on an annual basis is equal to $120,000 divided by the option exercise price, which is the fair market value per share on the date of grant. All directors are reimbursed for expenses incurred to attend Board of Directors or Committee meetings.

   In February 2000, Messrs. Edwardson and Yovovich were each granted an option to purchase 1,349 shares of common stock under the Director Plan. Ten percent of the shares covered by the option vested immediately and an additional 15% of the shares vest every six months thereafter. Upon joining our Board of Directors in August 2000, Ms. Perone was granted an option under our Director Plan to purchase 10,000 shares of our common stock on the same vesting terms as the options previously granted to Mr. Yovovich and Mr. Edwardson.

Potential Conflicts of Interest of Some of Our Directors

   In addition to serving as members of our Board of Directors, Mr. Crawford, Mr. Dagres, Mr. Perry and Mr. Sinwell each serve as directors of other publicly-traded telecommunications services companies and other private companies. As a result, these four directors may be subject to conflicts of interest during their tenure on our Board of Directors. Accordingly, they may be periodically required to inform us and the other companies to which they owe fiduciary duties of financial or business opportunities. We do not currently have any standard procedures for resolving potential conflicts of interest relating to corporate opportunities or otherwise. Conflict of interest issues are reviewed by our Audit Committee.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Directors consists of four directors, Messrs. Crawford, Edwardson, Perry and Yovovich. No member of the Compensation Committee is a current or former employee or officer of Focal. None of our executive officers served as a member of the compensation committee or, in the absence of such committee or other committee performing equivalent functions, as a director of any other entity, except for Mr. Taylor, who served as a director of IPLAN Networks, a CLEC based in Argentina that has no compensation committee.

                             EXECUTIVE COMPENSATION

   Unless otherwise indicated, all common stock information gives effect to a recapitalization pursuant to which our Class A common stock, Class B common stock and Class C common stock were converted into a single class of common stock and a 500-for-1 stock split. Both the recapitalization and the stock split were completed on July 30, 1999.

                           SUMMARY COMPENSATION TABLE

                                                       Long-Term Compensation
                                                             Awards (1)
                                                    ----------------------------
                              Annual Compensation                    Securities   All Other
                             ---------------------- Restricted Stock Underlying  Compensation
Name and Principal Position  Year  Salary   Bonus    Awards ($) (4)  Options (#)     ($)
---------------------------  ---- -------- -------- ---------------- ----------- ------------
Robert C. Taylor, Jr. ..     1998 $150,000 $100,000           --           --      $   --
 Chief Executive Officer     1999  191,923  200,000           --           --          --
                             2000  246,934  125,000           --       250,000         --

John R. Barnicle........     1998 $140,000 $ 75,000           --           --      $   --
   Chief Operating           1999  178,269  144,000           --           --          --
   Officer                   2000  225,000  125,000           --       250,000         --

Joseph A. Beatty (2)....     1998 $140,000 $ 75,000           --           --      $25,000(3)
   Chief Financial           1999  175,577  138,000           --           --          --
   Officer                   2000  215,000  100,000           --       250,000         --

Anthony J. Leggio.......     1998 $150,577 $    --            --           --      $   --
   Executive Vice            1999  153,342   55,000           --           --          --
   President                 2000  193,460  115,000           --        57,500         --
   and President,
   Telecom
   Services Group

Michael L. Mael.........     1998 $    --  $    --            --           --      $   --
   Executive Vice            1999      --       --            --           --          --
   President                 2000  199,039  115,000    $6,018,750       72,500         --
   and President, Data
   Communications Group

--------
(1) Does not include 2,500,000 shares of common stock issued to each of Mr. Taylor, Mr. Barnicle and Mr. Beatty in 1996 that were subject to time-vesting requirements set forth in their Employment Agreements, of which 500,000 shares vested in 1996, 1997 and 1998 and 1,000,000 shares vested in 1999. See "Employment Agreements." Also does not include 1,838,943 shares of common stock issued to each of Mr. Taylor, Mr. Barnicle, and Mr. Beatty in 1996 that were subject to performance-vesting requirements set forth in their Vesting Agreements with some of our institutional investors. Of these shares, 1,588,943 were canceled in connection with the September 30, 1998 amendments to the Vesting Agreements. The remaining 250,000 shares were subject to time-vesting requirements set forth in Restricted Stock Agreements signed at the time of the September 30, 1998 amendments to these Vesting Agreements. Of these shares, 137,500 held by each of Messrs. Taylor and Barnicle, remain subject to future vesting requirements, and 137,500 held by Mr. Beatty were forfeited upon his resignation. Based upon the closing price of our common stock on February 28, 2001, the 137,500 shares have an aggregate market value of $1,761,719. See "Vesting Agreements." We do not anticipate paying any dividends on any of these shares.
(2) Mr. Beatty resigned from Focal in February 2001.
(3) Represents reimbursement of moving expenses.
(4) Calculated by multiplying 150,000 shares times the closing market price of our common stock as reported on the Nasdaq National Market on January 31, 2000, the date of grant. These restricted shares were granted to Mr. Mael under the 1998 Plan and are subject to forfeiture until they vest under Mr. Mael's Restricted Shares Agreement. One-third of the shares vest under that agreement on each of the first three anniversaries of January 31, 2000, provided that Mr. Mael remains in our employment. If Mr. Mael is terminated by us other than for cause, leaves for good reason, dies or becomes disabled, all of the shares immediately become non-forfeitable and fully vested.

                          STOCK OPTION GRANTS IN 2000

   The table below provides information regarding stock options granted to the Named Executive Officers during the year ended December 31, 2000. None of the Named Executive Officers received stock appreciation rights, or SARs.

                                                                                Potential Realizable
                                                                                  Value at Assumed
                                                                                    Annual Rates
                                                                                   of Stock Price
                                                                                    Appreciation
                                         Individual Grants (1)                  for Option Term (6)
                         ----------------------------------------------------- ----------------------
                         Number of   % of Total
                         Securities   Options
                         Underlying  Granted to  Exercise of
                          Options   Employees in Base Price
Name                      Granted   Fiscal Year  (per share)  Expiration Date      5%         10%
----                     ---------- ------------ ----------- ----------------- ---------- -----------
Robert C. Taylor, Jr.
 (1)....................  250,000       4.8%       $29.88            June 2010 $4,697,500 $11,905,000
John R. Barnicle (2)....  250,000       4.8%       $29.88            June 2010 $4,697,500 $11,905,000
Joseph A. Beatty (3)....  250,000       4.8%       $29.88            June 2010 $4,697,500 $11,905,000
Anthony J. Leggio (4)...   50,000       1.0%       $29.88         June 1, 2010 $  939,500 $ 2,381,000
                            7,500       0.1%       $ 6.94    December 21, 2011 $   32,700     $82,950
Michael L. Mael (5).....   50,000       1.0%       $40.63     February 4, 2010 $1,277,500 $ 3,237,500
                           15,000       0.3%        29.88         June 1, 2010    281,850     714,300
                            7,500       0.1%       $ 6.94    December 21, 2011 $   32,700  $   82,950

--------
(1) The options granted to Mr. Taylor were granted under the 1998 Plan. The 250,000 options were granted on June 1, 2000 and are comprised of 125,000 options that vest monthly over the 48 month vesting period; and 125,000 options that vest 25% per year based on Focal's common stock price meeting certain performance criteria.
(2) The options granted to Mr. Barnicle were granted under the 1998 Plan. The 250,000 options were granted on June 1, 2000 and are comprised of 125,000 options that vest monthly over the 48 month vesting period; and 125,000 options that vest 25% per year based on Focal's common stock price meeting certain performance criteria.
(3) The options granted to Mr. Beatty were granted under the 1998 Plan. The 250,000 options were granted on June 1, 2000 and are comprised of 125,000 options that vest monthly over the 48 month vesting period; and 125,000 options that vest 25% per year based on Focal's common stock price meeting certain performance criteria. All of these options were forfeited upon Mr. Beatty's resignation.
(4) The options granted to Mr. Leggio were granted under the 1998 Plan. The 50,000 options were granted on June 1, 2000 and are comprised of 25,000 options that vest 25% on the first anniversary date of the grant and 12.5% every six months thereafter; and 25,000 options that vest 25% per year based on Focal's common stock price meeting certain performance criteria. The remaining 7,500 options were granted on December 21, 2000 and vest 25% on December 21, 2002 and 12.5% every six months thereafter.
(5) The options granted to Mr. Mael were granted under the 1998 Plan. The 50,000 options were granted on February 4, 2000 and vest 25% on the first anniversary date of the grant and 12.5% every six months thereafter. The 15,000 options were granted on June 1, 2000 and are comprised of 7,500 options that vest 25% on the first anniversary date of the grant and 12.5% every six months thereafter; and 7,500 options that vest 25% per year based on Focal's common stock price meeting certain performance criteria. The remaining 7,500 options were granted on December 21, 2000 and vest 25% on December 21, 2002, and 12.5% every six months thereafter.
(6) Based on a ten-year option term and annual compounding, the 5% and 10% calculations are set forth in compliance with the rules of the Securities and Exchange Commission. The appreciation calculations do not take into account any appreciation in the price of the common stock to date and are not necessarily indicative of future values of stock options or the common stock.

            AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END VALUES

   The following table sets forth information regarding the number and value of unexercised stock options held by each of the Named Executive Officers as of December 31, 2000. None of the Named Executive Officers holds SARs.

                                                              Number of
                                                             Unexercised      Value of Unexercised
                                                          Options at Fiscal In-the-Money Options ($)
                          Number of Shares      Value         Year End         at Fiscal Year End
                           Acquired Upon      Realized      Exercisable/          Exercisable/
Name                     Exercise of Option Upon Exercise   Unexercisable      Unexercisable (2)
----                     ------------------ ------------- ----------------- ------------------------
Robert C. Taylor, Jr....        --               --        18,229/231,771             --
John R. Barnicle........        --               --        18,229/231,771             --
Joseph A. Beatty........        --               --        18,229/231,771             --
Anthony J. Leggio.......       32,187        $1,084,519    10,938/140,625       $55,799/$355,719
Michael L. Mael.........        --               --           0/72,500                --

--------
(1) These shares represent shares issuable pursuant to stock options granted under our 1997 Plan and 1998 Plan.
(2) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $7.5313, the average of the high and low common stock price reported on the Nasdaq National Market on December 31, 2000. Based upon the closing price of our common stock on March 31, 2001, the exercisable and unexercisable options would have aggregate values equal to $617,281.88 and $8,544,949.52, respectively.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers and persons who own more than 10 percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports in changes in ownership in our common stock, and to furnish us with copies of all the reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other Forms 5 were required, during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10 percent beneficial owners were complied with, except that Mr. Crawford, one of our directors, inadvertently failed to report acquisitions of our common stock on Forms 4 during May and November 2000, which acquisitions were subsequently reported on Forms 5.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

   The Compensation Committee is responsible for establishing salaries, incentives and other forms of compensation for Focal's directors, officers and key employees and for administering Focal's equity incentive plans (other than with respect to the grant of stock options under Focal's 1998 Plan to non-executive employees, which is now administered by the Stock Option Committee) and other incentive and benefit plans.

   Focal's mission is to become the provider of choice for voice, data and Internet infrastructure services to large, communications-intensive customers in major cities. To accomplish this objective, the Committee has developed a compensation program designed to attract, retain, and motivate executives, and to reinforce and complement sound management practices. In addition, the Committee seeks to align the executives' interests with those of Focal and its stockholders by providing executives with the potential for significant equity ownership. Focal's compensation program focuses on:

  . annual base salary compensation;

  . annual cash performance bonus; and

  . performance-based compensation consisting of equity-based awards.

   Two of Focal's executive officers were founding investors in Focal and therefore have significant equity ownership, a portion of which remains subject to vesting based on the executive's continued service with Focal. When setting annual base and performance compensation, the Committee takes into account this existing ownership and the incentives it provides. The Committee also looks to the following criteria in determining an individual executive's annual compensation package:

  . Focal's overall financial and operational performance;

  . The competitive nature of the marketplace; and

  . The individual executive's performance.

   Annual Salaries. Base salaries for Focal's executive officers are determined by evaluating a number of factors, including, among others, the level and scope of responsibilities associated with the position held, the experience of the individual and the individual's contribution to Focal's performance, and base salaries for comparable positions at comparable companies within Focal's industry. Equity interests in Focal already held by the Named Executive Officers are also considered. No specific weight was given to any of these factors because each of the factors was considered significant and the relevance of certain factors varied among the executive officers.

   Annual Bonuses. Focal considers the payment of cash bonuses an important component of the incentive compensation provided to each of its executive officers. Bonus targets for each executive officer are determined annually by the Committee. The determination of whether targeted bonuses, or a greater or lesser amount, should be paid is based on a number of factors, including corporate and individual performance.

   Equity Compensation. The Committee uses grants of stock options to deliver a competitive compensation package that motivates executives to make decisions that will increase the value of Focal's common stock, thus providing an appropriate focus on Focal's long-term growth.

   Stock options, which are currently granted under Focal's 1998 Plan, are granted with exercise prices not less than the fair market value of Focal's shares on the date of grant, providing no value to the executive unless Focal's stock price increases after the grants are made. The options become exercisable in installments over time and may become exercisable earlier if certain events occur in connection with a Change in Control of Focal (as defined in the 1998
Plan). The options have a term of ten years. The 1998 Plan also authorizes the grant of SARs, restricted stock, deferred stock, performance shares and performance units. None of these types of awards, other than the shares of restricted stock granted to Mr. Mael, were granted in 2000.

   Prior to our initial public offering, stock options were granted under our 1997 Nonqualified Stock Option Plan (the "1997 Plan"). The option agreements between Focal and optionees under the 1997 Plan provide that, upon the occurrence of a Change in Control (as defined in the 1997 Plan), the portion of the option that would have vested in the twelve-month period following the Change in Control (if the optionee remained employed by Focal during that period) will automatically become vested as of the date of the Change in Control. In addition, if Focal terminates the optionee's employment, actually or constructively, in connection with or in anticipation of a Change in Control, or within two years after a Change in Control, all of the optionee's remaining options will automatically become vested and exercisable as of the date of termination. No further grants will be made under the 1997 Plan.

   Compensation of our Chief Executive Officer. During 1999, Mr. Taylor's annual base salary was increased to $250,000 to reflect Focal's outstanding performance under his continued leadership and the achievement of certain goals, such as Focal's expansion to 20 markets by the end of 2000. In February 2001, Mr. Taylor's salary was increased to $275,000. The Committee believes this salary is generally competitive with the salaries of CEOs in companies that compete with Focal, although precise comparisons may be misleading because of both start-up competitors and competitors of greater size than Focal. Mr. Taylor also received an incentive bonus as a result of Focal's fiscal 2000 performance, which equaled approximately 50% of his base salary, based on the Committee's review of a number of corporate and individual performance criteria.

   Mr. Taylor owns, beneficially, approximately 4.5% of Focal's common stock through a combination of founder stock, stock that has vested pursuant to Mr. Taylor's employment agreement and restricted stock agreement, stock that remains subject to vesting pursuant to Mr. Taylor's restricted stock agreement and stock options granted to Mr. Taylor under the 1998 Plan during 2000.

Policy With Respect to the $1 Million Deduction Limit

   Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to the Chief Executive Officer and the four most highly compensated officers serving at year end to $1,000,000, unless certain requirements are met. The Committee's intent is to operate its compensation programs for the executive officers subject to the deduction limit so the corporate tax deduction is maximized on compensation paid; however, the Committee will only do so to the extent practicable, and consistent with Focal's overall compensation philosophy.

   The Committee believes that compensation realized from the exercise of stock options or other awards under Focal's stock incentive plans (which were approved by Focal's stockholders prior to its initial public offering of common stock in August 1999) are exempt from the $1,000,000 cap imposed by Section 162(m);

however, certain elements of executive compensation, such as base salary, cash bonus, and vesting of restricted stock granted to Focal's founders in 1998, are not exempt from the $1,000,000 exemption and may cause a portion of executive compensation to exceed the deductibility limit.

Conclusion

   The Committee believes that the executive compensation policies described in this report serve the interests of stockholders and Focal effectively. The various compensation vehicles used maintain an appropriate balance between motivating achievement of short-term goals and strategically leading Focal in a direction to provide long-term success. We will continue to monitor the effectiveness of Focal's total compensation program to ensure that it meets Focal's needs.

Compensation Committee:

      James E. Crawford,
       III                  Director
      John A. Edwardson     Director
      James N. Perry, Jr.   Director
      Paul G. Yovovich      Director

                             AUDIT COMMITTEE REPORT

   The Board of Directors adopted a written Audit Committee charter. A copy of the charter is included as Exhibit A to this Proxy Statement. All members of the Audit Committee are independent as defined in Rule 4200(a)(15) of The Nasdaq Stock Market's listing standards.

   The Audit Committee has reviewed and discussed with Focal's management and Arthur Andersen LLP, Focal's independent auditors, the audited financial statements of Focal contained in Focal's Annual Report to Stockholders for the year ended December 31, 2000. The Audit Committee has also discussed with Focal independent auditors the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

   The Audit Committee has received and reviewed the written disclosures and the letter from Arthur Andersen LLC required by Independence Standards Board Standard No. 1 (titled "Independence Discussions with Audit Committees"), and has discussed with Arthur Andersen LLC their independence. The Audit Committee has also considered whether the provision of information technology services and other non-audit services to Focal by Arthur Andersen LLC is compatible with maintaining their independence.

   Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Focal's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the U.S. Securities and Exchange Commission.

Audit Committee:

      John A. Edwardson   Director
      Kathleen A. Perone  Director
      Paul G. Yovovich    Director

   Notwithstanding anything to the contrary set forth in any of Focal's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding "Audit Committee Report" and "Compensation Committee Report on Executive Compensation" and the following "Performance Graph" shall not be incorporated by reference into any such filings.

                               PERFORMANCE GRAPH

   The following graph compares Focal's cumulative total stockholder return on common stock since the initial public offering was completed in July 1999 to December 31, 2000, to the cumulative total returns Nasdaq Composite Index and the Nasdaq Telecommunications Stock Index, comprised of publicly traded companies which are principally in the telecommunications business, for the same 17-month period. Focal's total return is based on an investment of $100 on July 28, 1999 at its closing price of $19.50. Prices are as of the end of each period. Past financial performance should not be considered to be an indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

                COMPARISON OF 17 MONTH CUMULATIVE TOTAL RETURN*
                    AMONG FOCAL COMMUNICATIONS CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX

                  [CUMULATIVE TOTAL RETURN PERFORMANCE GRAPH]

    * $100 INVESTED ON 7/28/99 IN STOCK OR INDEX-
    INCLUDING REINVESTMENT OF DIVIDENDS.
    FISCAL YEAR ENDING DECEMBER 31.

                            Cumulative Total Return

                         7/28/99 9/30/99 12/31/99 3/31/00 6/30/00 9/30/00 12/31/00
                         ------- ------- -------- ------- ------- ------- --------
Focal Communications
 Corporation............ 100.00  131.41   123.72  287.18  185.58   79.17   35.90
Nasdaq Stock Market
 (U.S.)................. 100.00  101.75   150.38  168.78  146.74  135.02   90.48
Nasdaq
 Telecommunications..... 100.00   89.82   130.87  138.05  109.67   87.84   56.25

                             EMPLOYMENT AGREEMENTS

   Focal is a party to identical Executive Stock Agreement and Employment Agreements ("Employment Agreements") with each of Mr. Taylor, Mr. Barnicle and Mr. Beatty (the "Executive Investors"). The Employment Agreements provide that each Executive Investor will receive a minimum base salary of $120,000 (or any greater amount approved by a majority of the Board of Directors, including one Madison Dearborn Capital Partners, L.P. designee and one of the Frontenac VI, L.P. or Battery Ventures III, L.P. designees) and bonuses determined by the Board of Directors and based upon our achievement of performance goals set in advance of each year in the sole discretion of the Board of Directors. Unless he is terminated for cause, each Executive Investor is entitled, in exchange for a noncompetition covenant, for a period of between six and 18 months following termination of his employment with us (depending on the basis for termination), to continue to receive his salary and medical benefits, less any amounts the Executive Investor receives as compensation for other employment.

   Pursuant to the Employment Agreements and in exchange for shares of common stock held by the Executive Investors prior to November 27, 1996:

  . 2,500,000 shares of common stock subject to time-vesting requirements set forth in the Employment Agreements were issued to each of the Executive Investors on November 27, 1996; and

  . 1,838,943 shares of common stock subject to performance-vesting requirements set forth in the Vesting Agreements (as defined below) were issued to each of the Executive Investors on November 27, 1996. Of these shares, 1,588,943 were canceled in connection with the September 30, 1998 amendments to the Vesting Agreements. The remaining 250,000 shares are subject to time-vesting requirements set forth in Restricted Stock Agreements signed on September 30, 1998. Of these shares, 137,500 shares issued to each of Messrs. Taylor and Barnicle remained subject to future vesting requirements as of February 28, 2001. See "--Vesting Agreements."

   All of the 2,500,000 shares issued on November 27, 1996 that were subject to time-vesting requirements under the Employment Agreements have vested.

   We have entered into employment agreements with Mr. Mael and Mr. Leggio on substantially the same employment terms as the Executive Investors.

   Each employment agreement requires the Executive Investor, or Mr. Mael or Mr. Leggio, as applicable, to assign to us all inventions developed in the course of employment, maintain the confidentiality of our proprietary information and refrain from competing with and soliciting employees from Focal during his employment and for a period of up to eighteen months after his termination. During this period, after any applicable severance pay period has expired, the Executive Investor, or Mr. Mael or Mr. Leggio, as applicable, is entitled to receive noncompetition compensation equal to his salary and medical benefits (net of any amounts he receives as compensation for other employment), unless he breaches his non-disclosure, non-compete or non-solicitation obligations.

   In order to enable Mr. Mael to pay taxes resulting from the grant of 150,000 shares of restricted stock in January 2000, Focal has loaned Mr. Mael a total of $2,952,197. Of this amount, Focal loaned Mr. Mael $87,272 on February 1, which loan accrues interest at 5.87% and is due January 1, 2011, and $2,864,925 on April 14, 2001, which loan accrues interest at 5.58% and is due April 13, 2011. The loans will become due and payable earlier than their stated maturity dates in the event Mr. Mael leaves the employ of Focal for whatever reason or upon certain changes in control of Focal, except that in the event of a change in control, Focal will, if the amount then due under the promissory notes (including accrued but unpaid interest) exceeds the gross proceeds from the restricted shares, in its discretion, either forgive such difference or pay Mr. Mael a bonus equal to such difference, subject to reductions for tax benefits Mr. Mael may receive as a result of such forgiveness or bonus plus a "gross-up" for taxes that will become due as a result of such forgiveness or bonus. Each of the loans is secured by the restricted shares granted to Mr. Mael.

Vesting Agreements

   Pursuant to the original terms of three separate Vesting Agreements (the "Vesting Agreements"), each dated November 27, 1996, among Focal, the Executive Investors and each of our institutional investors, each of the Executive Investors was entitled to earn 1,838,943 shares of common stock if specified financial performance criteria were satisfied. If any of these shares of common stock vested, an equal number of shares of common stock held by the Institutional Investors would be forfeited by the Institutional Investors.

   Pursuant to amendments to the Vesting Agreements, on September 30, 1998, the Vesting Agreements terminated and:

  . The institutional investors collectively forfeited 2,500,000 shares of common stock

  . The Executive Investors each forfeited 1,588,943 shares of common stock held by them (or a total of 6,355,770 shares for all Executive Investors)

  . 250,000 shares of common stock held by each Executive Investor were vested and became subject to new time-vesting requirements based on periods of continuous service with us (the "Restricted Shares").

   Twenty percent of the Restricted Shares immediately vested and the remaining Restricted Shares vested 10% on September 30, 1999, 15% on September 30, 2000, and will vest 20% on September 30, 2001 and 35% on September 30, 2002. The Executive Investors are entitled to voting, dividend and other ownership rights with respect to the Restricted Shares, but the Restricted Shares are subject to restrictions on transfer until they vest. Vesting of the Restricted Shares is accelerated under specified circumstances, including upon a Change in Control (as defined in the restricted share agreements) or the Executive Investor's death or disability. The Restricted Shares are forfeited by the Executive Investor if he leaves the employ of Focal before such shares vest.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

   The table below sets forth information regarding beneficial ownership of our common stock as of February 28, 2001 for:

  . Each of the Named Executive Officers

  . Each of our directors

  . All of our executive officers and directors as a group

  . Each other person who we know beneficially owns 5% or more of our common stock.

   Unless otherwise noted, the address of each Named Executive Officer and director of Focal is 200 North LaSalle Street, Suite 1100, Chicago, Illinois 60601.

                                                       Number of
                                                         Shares      Percent
                                                      Beneficially Beneficially
Name                                                   Owned (1)      Owned
----                                                  ------------ ------------
Named Executive Officers
Robert C. Taylor, Jr. (2)............................   2,751,225       4.5%
John R. Barnicle (3).................................   2,800,925       4.6%
Joseph A. Beatty (4).................................   2,378,717       3.9%
Anthony J. Leggio (5)................................      28,118         *
Michael L. Mael (6)..................................     162,500         *
Directors
James N. Perry,. Jr. (7).............................  21,606,425      35.1%
Andrew E. Sinwell (8)................................  21,606,425      35.1%
James E. Crawford III (9)............................  10,104,110      16.4%
Todd A. Dagres (10)..................................   5,041,365       8.2%
Paul G. Yovovich (11)................................     307,029         *
John A. Edwardson (12)...............................     252,313         *
Kathleen A. Perone (13)..............................       9,274         *
All Executive Officers and Directors as a Group (17
 persons) (14).......................................  45,541,118      74.2%
Other Owners.........................................
Madison Dearborn Capital Partners, L.P. (15).........  21,606,425      35.1%
Frontenac VI, L.P. (16)..............................  10,082,980      16.4%
Battery Ventures III, L.P. (17)......................   5,041,365       8.2%

--------
  * Less than 1% of the issued and outstanding shares of our common stock.

 (1) In accordance with the rules of the Securities and Exchange Commission, each beneficial owner's holding has been calculated assuming full exercise of outstanding warrants and options exercisable by the holder within 60 days after February 28, 2001, but no exercise of outstanding warrants and options held by any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to applicable community property laws.

 (2) Includes 137,500 shares of common stock subject to vesting provisions contained in the executive's Restricted Stock Agreement. Also includes 965,385 shares of common stock held by Mistral Partners, L.P., a family limited partnership. Mr. Taylor exercises sole voting and investment power over shares held by this partnership. Also includes 79,000 shares of common stock held by Hylas Blind Selling Program Trust. Also includes 97,000 shares of common stock held by Mistral Blind Selling Program #1. Also includes 97,000 shares of common stock held by Mistral Blind Selling Program #2. Mr. Taylor does not exercise voting or investment power over shares held by these trusts. Also includes 26,040 shares of common stock subject to options, which are exercisable within 60 days of February 28, 2001.

 (3) Includes 137,500 shares of common stock subject to vesting provisions contained in the executive's Restricted Stock Agreement. Also includes 350,000 shares of common stock held by JRB Partners, L.P., a family limited partnership. Mr. Barnicle exercises sole voting and investment power over shares held by this partnership. Also includes 48,000 shares of common stock held by John R. Barnicle Blind Selling Program Trust. Also includes 36,000 shares of common stock held by JRB Blind Program Selling Trust. Mr. Barnicle does not exercise voting or investment power over shares held by these trusts. Also includes 26,040 shares of common stock subject to options, which are exercisable within 60 days of February 28, 2001.

 (4) Mr. Beatty is a Named Executive Officer. He resigned from Focal in February 2001. Includes 815,000 shares of common stock held by Coventry Court Partners, L.P., a family limited partnership. Mr. Beatty exercises sole voting and investment power over shares held by this partnership. Also includes 95,000 shares of common stock held by Coventry Court Partners Blind Selling Trust. Mr. Beatty does not exercise voting or investment power over shares held by this trust. Also includes 20,832 shares of common stock subject to options, which are exercisable within 60 days of February 28, 2001.

 (5) Consists of 17,180 shares of common stock and an additional 10,938 shares of common stock subject to options which are exercisable within 60 days of February 28, 2001.

 (6) Includes 150,000 shares of common stock subject to vesting provisions contained in the executive's Restricted Shares Agreement. Also, consists of 12,500 shares of common stock subject to options which are exercisable within 60 days of February 28, 2001.

 (7) Mr. Perry, a director, owns no shares in his own name. Consists of shares of common stock owned by Madison Dearborn. See footnote 15 below. Mr. Perry's address is c/o Madison Dearborn Partners, Inc., Three First National Plaza, Suite 3800, Chicago, Illinois 60602.

 (8) Mr. Sinwell, a director, owns no shares in his own name. Consists of shares of common stock owned by Madison Dearborn. See footnote 15 below. Mr. Sinwell's address is c/o Madison Dearborn Partners, Inc., Three First National Plaza, Suite 3800, Chicago, Illinois 60602.

 (9) Mr. Crawford, a director, owns no shares in his own name. Consists of shares of common stock owned by Frontenac and 21,130 shares of common stock owned by Mr. Crawford's son. See footnote 16 below. Mr. Crawford's address is c/o Frontenac Company, 135 South LaSalle Street, Suite 3800, Chicago, Illinois 60602.

(10) Mr. Dagres, a director, owns no shares in his own name. Consists of shares of common stock owned by Battery Ventures. See footnote 17 below. Mr. Dagres' address is c/o Battery Ventures, 20 William Street, Wellesley, Massachusetts 02481.

(11) Includes 161,716 shares of common stock and an additional 145,313 shares of common stock subject to options which are exercisable within 60 days of February 28, 2001.

(12) Includes 160,000 shares of common stock and additional 92,313 shares of common stock subject to options which are exercisable within 60 days of February 28, 2001.

(13) Includes 6,000 shares of common stock and an additional 3,274 shares of common stock subject to options which are exercisable within 60 days of February 28, 2001.

(14) Includes 45,275,251 shares of common stock and an additional 390,561 shares of common stock subject to options which are exercisable within 60 days of February 28, 2001.

(15) Consists of shares of common stock owned by Madison Dearborn. Messrs. Perry and Sinwell, directors of Focal, are principals of Madison Dearborn Capital Partners, Inc., the ultimate general partner of Madison Dearborn. Because of these positions, Messrs. Perry and Sinwell share voting and investment power with respect to the shares owned by Madison Dearborn. The address of Madison Dearborn is Three First National Plaza, Suite 3800, Chicago, Illinois 60602. See "Directors and Executive Officers of the Registrant--Potential Conflicts of Interest of Some of Our Directors."

(16) Consists of shares of common stock owned by Frontenac. Mr. Crawford, a director, is managing partner of Frontenac Company, the general partner of Frontenac. Because of this position, Mr. Crawford shares voting and investment power with respect to the shares owned by Frontenac. The address of Frontenac is 135 South LaSalle Street, Suite 3800, Chicago, Illinois 60603. See "Directors and Executive Officers of the Registrant-- Potential Conflicts of Interest of Some of Our Directors."

(17) Consists of shares of common stock owned by Battery Ventures. Mr. Dagres, a director, is a managing general partner of Battery Ventures. Because of this position, Mr. Dagres shares voting and investment power with respect to the shares owned by Battery Ventures. The address of Battery Ventures is 20 William Street, Wellesley, Massachusetts 02481. See "Directors and Executive Officers of the Registrant--Potential Conflicts of Interest of Some of Our Directors."

                              CERTAIN TRANSACTIONS

The Stock Purchase Agreement and Stockholders' Agreement

   We have entered into a Stock Purchase Agreement with some of our stockholders, dated as of November 27, 1996 and amended after that date. Pursuant to the Stock Purchase Agreement and additional related agreements, our existing stockholders were granted registration rights described below.

   The Stock Purchase Agreement also requires us to:

  . Deliver financial information to our institutional investors and certain of their transferees in a private sale of shares of common stock

  . Provide access by our institutional investors, and certain of their transferees in a private sale of shares of common stock, to our physical properties, books and records

  . Comply with the periodic reporting requirements under the Securities
    Exchange Act of 1934 to enable holders of "restricted shares" of common stock to sell those shares of common stock pursuant to Rule 144 under the Securities Act of 1933 or a short-form registration statement under the Securities Act of 1933.

Registration Rights

   Focal has granted registration rights to some holders of its common stock. These holders of common stock have the benefit of the following demand registration:

  . Subject to minimum dollar amounts, Madison Dearborn may demand two registrations on Form S-1

  . Frontenac and Battery may each demand one registration on Form S-1

  . The holders of 8% of all shares of common stock subject to the registration agreement may demand an unlimited number of registrations on Form S-2 or Form S-3.

   In addition, stockholders that have been granted registration rights have unlimited "piggyback" registration rights under which they have the right to request that we register their shares of common stock whenever we register any of our securities under the Securities Act of 1933 and the registration form to be used may be used for the registration of their shares of common stock. These piggyback registration rights will not, however, be available:

  . If the piggyback registration is in connection with an underwritten registration and the managing underwriter concludes that including shares of common stock owned by holders of "piggyback" registration rights would have an adverse impact on the marketing of the securities to be sold in the underwritten offering

  . For registrations undertaken because of a demand registration.

Some of Our Directors are also Directors of Our Competitors

   Some of our directors, who serve as representatives of our institutional investors, also serve on the boards of directors of companies with which we may compete or enter into agreements. Specifically, Messrs., Crawford and Perry are directors of Allegiance Telecom, a Dallas-based CLEC. Allegiance Telecom is one of our competitors. See "Proposal No. 1--Election of Directors--Potential Conflicts of Interest of Some of Our Directors."

          PROPOSAL NO. 2 ADOPTION OF FOCAL COMMUNICATIONS CORPORATION
                       2000 EMPLOYEE STOCK PURCHASE PLAN

   In September 2000, the Board of Directors adopted the Focal Communications Corporation 2000 Employee Stock Purchase Plan (the "Purchase Plan"), subject to stockholder approval at the Annual Meeting. The Purchase Plan is a broad-based plan intended to provide eligible employees of Focal and participating subsidiaries with a method to purchase common stock of Focal. A copy of the Purchase Plan is attached to this Proxy Statement as Exhibit B and the summary description that follows is qualified by reference to that Exhibit.

                        Summary Description of the Plan

General

   The Purchase Plan provides eligible employees with the opportunity to purchase shares of Focal common stock at a discount from fair market value pursuant to a payroll deduction program. A total of 375,000 shares of common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan provides for six-month offering periods commencing each calendar quarter (each a "Purchase Period"). Prior to the beginning of each Purchase Period, eligible employees may elect to make contributions by payroll deduction to purchase common stock. On the last business day of each Purchase Period (the "Purchase Date"), common stock is purchased automatically at a price equal to the lesser of 85% of the fair market value of the common stock on the first business day of the Purchase Period or 85% of the fair market value of the common stock on the last business day of the Purchase Period. "Fair market value" for this purpose means the per share common stock closing price on the Nasdaq National Market on the date of determination (or the next trading day if the date of determination is not a trading day). The Compensation Committee currently has authorized approximately 1,200 employees of Focal and such subsidiaries as the Board of Directors may designate from time to time (each a "Participating Company" and together the "Participating Companies") to participate in the Purchase Plan. The closing price of a share of common stock on March 31, 2001 was $9.4062. The Purchase Plan will continue in effect until all shares of common stock available for issuance under the Purchase Plan have been issued, unless terminated earlier in the discretion of the Compensation Committee. The shares of common stock available for issuance under the Purchase Plan were registered by Focal on September 21, 2000 pursuant to a Registration Statement on Form S-8.

Eligibility

   Each employee of a participating company may participate in the Purchase Plan, provided that such employee works at least 20 hours a week and five months a calendar year. However, an employee will not be eligible to participate if such individual would, immediately after the grant of purchase rights, own or hold outstanding options or other rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of Focal.

Enrollment and Participation

   An eligible employee may enroll in the Purchase Plan by completing the appropriate forms and specifying the rate of payroll deductions and any beneficiaries prior to the beginning of any Purchase Period, provided an eligible employee may only participate in one Purchase Period at a time. Payment for common stock under the Purchase Plan shall be effected by means of the participant's authorized payroll deduction. Payroll deductions will begin with the first business day of an Purchase Period and will (unless sooner terminated or modified by the participant or the participant becomes ineligible for participation) remain in effect for successive Purchase Periods. Interest will not accrue on amounts withheld from a participant's compensation or otherwise credited to an account established for a participant. Fractional shares may not be purchased under the Purchase Plan.

Withdrawal and Termination

   A participant may withdraw from the Purchase Plan by filing the appropriate form with the Compensation Committee or its designee. Any payroll deductions previously collected from the participant and not previously applied to the purchase of common stock will, at the participant's election, be refunded (except in the case of a termination that occurs within 15 days of the end of the offering period) or held for the purchase of common stock on the next Purchase Date immediately following such termination. An employee who has withdrawn from a Purchase Period may participate in the Purchase Plan as in any subsequent Purchase Period by filing a new election form prior to the commencement of such Purchase Period.

   If a participant ceases to be employed by a Participating Company before the end of any Purchase Period, he or she may elect, by filing the appropriate form as directed by the Compensation Committee or its designee, to have the amount in his or her account at the time of termination applied to purchase common stock at the applicable purchase price on the first Purchase Date following such termination. In the absence of such an election, the amount credited to his or her account on the date of termination will be refunded without interest. A participant may file with Focal a written designation of beneficiary with respect to any cash or stock payable under the Purchase Plan and may change such designation of beneficiary at any time by written notice to Focal.

Transferability

   Neither payments credited to a participant's account under the Purchase Plan nor any rights to purchase common stock under the Purchase Plan may be transferred by a participant except by the laws of descent and distribution. Any such attempted transfer will be without effect, except that Focal may treat such act as an election by the participant to withdraw from the Purchase Plan.

Limitations on Investment

   An employee may elect to have any whole percentage amount up to 10% of his or her compensation withheld and applied to the purchase of common stock under the Purchase Plan. "Compensation" for this purpose means a participant's total cash compensation, including contributions made by the participant to a plan maintained pursuant to Sections 401(k) or 125 of the Internal Revenue Code of 1986, as amended (the "Code"). No employee is entitled to accrue at a rate which exceeds $25,000 of fair market value of common stock (determined at the time of subscription) during any calendar year.

   Each participant will be granted a separate purchase right for each Purchase Period in which the individual participates. The purchase right will be granted as of the first business day of such Purchase Period and will be exercised automatically on the Purchase Date.

Adjustments

   The Compensation Committee may make or provide for such adjustments in the purchase price and in the number or kind of shares of common stock or other securities covered by participant elections or in determining the number of shares authorized under the Purchase Plan, as the Compensation Committee in its sole discretion exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants, resulting from any change in the capital structure of Focal, merger, consolidation, spin-off, reorganization, liquidation, distribution of assets or similar corporate transaction (collectively "Adjustments"). The Compensation Committee is also authorized under the Purchase Plan, in the event of any such event or transaction, to provide alternative consideration in substitution for any outstanding purchase elections under the Plan. Focal

Amendment; Termination

   The Compensation Committee may amend, suspend, or discontinue the Purchase Plan with respect to any shares of common stock at any time not subject to purchase rights. However, no such action may, without the approval of stockholders of Focal, increase the number of shares of common stock subject to the Purchase Plan (other than for the permitted adjustments described above) or materially modify the requirements as to eligibility for participation in the Purchase Plan.

Administration

   The Purchase Plan is administered by the Compensation Committee of Focal's Board of Directors or its designee. The Compensation Committee has full authority to interpret and construe any provision of the Purchase Plan and to adopt such rules and regulations for administering the Purchase Plan as it may deem necessary. Decisions of the Compensation Committee are final and binding on all parties who have an interest therein.

Rights as Stockholders

   A participant shall have no rights as a stockholder with respect to any common stock covered by his or her election until the shares are purchased as of the end of the Purchase Period. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such purchase, except with respect to adjustments.

Plan Benefits

   Because the purchase of common stock under the Purchase Plan is discretionary with all eligible employees, it would not be meaningful to include information as to the number of shares of common stock that were allocable during 2000 to all employees, to groups of employees or to any particular employee of Focal or any other Participating Company.

Federal Income Tax Consequences

   The following discussion is merely a summary of the more significant effects of the federal income tax on an employee of Focal or a Participating Company with respect to shares of common stock purchased under the Purchase Plan and does not purport to be a complete analysis of the tax laws dealing with this subject. Reference should be made to the applicable provisions of the Code and the regulations promulgated thereunder. In addition, this summary does not discuss the provisions of the income tax laws of any state or foreign country in which an employee may reside. Each employee should consult his or her own tax advisor concerning the federal, state, local and foreign income tax consequences of participation in the Purchase Plan.

   The Purchase Plan and the right of eligible employees to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code, subject to receipt of stockholder approval at this Annual Meeting. If the Purchase Plan is not so approved, this treatment will not be available. The following discussion assumes that the Purchase Plan will be approved by the stockholders. Amounts withheld from an eligible employee's pay to purchase common stock under the Purchase Plan are taxable as part of the employee's compensation. However, no income will be taxable to a participant as a result of the grant of a purchase right as of the commencement of the Purchase Period or upon the purchase of common stock on the Purchase Date. As summarized below, a participant may be taxed upon the sale or other disposition of shares of common stock acquired under the Purchase Plan. The tax consequences of the disposition will depend upon how long the participant has held the common stock prior to disposition.

   If a participant disposes of the common stock at least two years after the date of granting of the purchase right and at least one year after the common stock is purchased under the Purchase Plan (the "Holding Period"), the following United States federal income tax consequences will apply. The lesser of (a) the excess of the fair market value of the common stock at the time granted over the purchase price of the common stock as if exercised on the date of grant or (b) the excess of the fair market value of the common stock at the time such shares are disposed of over the purchase price of the common stock as if exercised on the date of grant will be treated as ordinary income. Any further gain upon such sale will be treated as a capital gain. If the common stock are sold and the sale price is less than the purchase price, there is no ordinary income and the participant has a capital loss equal to the difference. If a participant holds the common stock for the Holding Period, no deduction in respect of the disposition of such common stock will be allowed to Focal.

   Example 1--An employee is granted a purchase right at $17.00 per share at the beginning of the Purchase Period when the market value of a share is $20.00. On the Purchase Date, the employee pays $17.00 for the share when the market price is still $20.00

      If the share is sold after the Holding
       Period at:................................ $22.00 $20.00 $18.00  $16.00
      Ordinary income would be:.................. $ 3.00 $ 3.00 $ 1.00  $ 0.00
      Long-term capital gain would be............ $ 2.00 $ 0.00 $ 0.00  $(1.00)

   If a participant disposes of the common stock before the expiration of the Holding Period (a "Disqualifying Disposition"), the following United States federal income tax consequences will apply. The excess of the fair market value of the common stock at the Purchase Date over the purchase price will be treated as ordinary income to the employee. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale. Any further gain upon such sale will be treated as a capital gain. If the shares of common stock are sold for less than their fair market value on the Purchase Date, the same amount of ordinary income is attributed to the employee and a capital loss will be recognized equal to the difference between the sale price and the fair market value of the common stock on such Purchase Date. To the extent the employee recognizes ordinary income by reason of a Disqualifying Disposition, Focal will be entitled to a corresponding tax deduction for compensation in the tax year in which the disposition occurs.

   Example 2--As in Example 1, an employee is granted a purchase right at $17.00 per share at the beginning of the Purchase Period when the market value of a share if $20.00, and, at the Purchase Date, the employee pays $17.00 for the share when the market price is still $20.00

      If the share is sold during the Holding
       Period at:................................ $22.00 $20.00 $18.00  $16.00
      Ordinary income would be:.................. $ 3.00 $ 3.00 $ 3.00  $ 3.00
      Long-term capital gain would be............ $ 2.00 $ 0.00 $(2.00) $(4.00)

   Upon the death of a participant prior to disposing of shares purchased under the Purchase Plan, the tax return for the year of death must include as ordinary income the lesser of (i) the amount by which the fair market value of the stock upon grant exceeds the exercise price as if exercised on the date of grant, or (ii) the amount by which the fair market value of the stock at the time of death exceeds the exercise price as if exercised on the date of grant. If such an amount is required to be included on the tax return in the year of death, an estate tax deduction may be available to the estate of the deceased participant.

   The first Purchase Period under the Purchase Plan began October 1, 2000. The Purchase Plan was unanimously approved and adopted by the Board of Directors on September 22, 2000. If you abstain from voting on this Proposal 2 or your shares are treated as a broker non-vote for purposes of this Proposal 2, your shares will be included in the number of shares voting on the proposal and consequently your abstention will have the same effect as a vote against the proposal.

 THE BOARD OF DIRECTORS OF FOCAL RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE
    THE PLAN. PROXIES RECEIVED BY FOCAL WILL BE SO VOTED UNLESS STOCKHOLDERS
                  SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

     PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   We have appointed Arthur Andersen LLP as our independent accountants to examine our financial statements for the year ending December 31, 2001. Arthur Andersen LLP has served as our independent accountants since our inception in 1996. A resolution to ratify the appointment will be presented at the Annual Meeting. A majority of the shares present and entitled to vote must vote in favor to ratify the appointment.

   One or more representatives of Arthur Andersen LLP are expected to attend the meeting. They will have an opportunity to make a statement and will be available to answer appropriate questions.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP. PROXIES RECEIVED BY FOCAL WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

Audit Fees

   The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of Focal's annual financial statements for the year ended December 31, 2000 and for the reviews of the financial statements included in Focal's Quarterly Reports on Form 10-Q for that fiscal year were $158,000.

Financial Information Systems Design and Implementation Fees

   The aggregate fees billed by Andersen Consulting for professional services rendered for information technology services related to financial information systems design and implementation for the fiscal year ended December 31, 2000 were $7 million./1/

All Other Fees

   The aggregate fees billed by Arthur Andersen LLP for services rendered to Focal, other than the services described above under "Audit Fees" and "Financial Information and Systems Design and Implementation Fees" for the fiscal year ended December 31, 2000 were approximately $198,000.
--------
/1/The amount shown represents fees paid to Andersen Consulting from January 1, 2000 until August 7, 2000. As of August 7, 2000, Andersen Consulting and Arthur Andersen LLP were no longer controlled by the same corporate parent.

                             ADDITIONAL INFORMATION

Stockholder Proposals for Our 2002 Annual Meeting

   Any stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy for next year's Annual Meeting of Stockholders, expected to be held in June 2002, must be received by our Secretary at our principal executive offices located at 200 North LaSalle Street, Suite 1100, Chicago, Illinois 60601, no later than January 11, 2002.

Other Stockholder Proposals--Deadline for Consideration

   Stockholder proposals not included in a proxy statement for an annual meeting of stockholders, including stockholder nominations for the election of directors at an annual meeting, must comply with the advance notice procedures set forth in our Amended and Restated Bylaws in order to be properly brought before the annual meeting of stockholders. In general, notice of a stockholder proposal or a director nomination must be delivered to our Secretary not less than 60 nor more than 90 days prior to the anniversary date of the date on which proxy materials for the preceding annual meeting of stockholders were mailed to stockholders. With regard to next year's annual meeting of stockholders, expected to be held in June 2002, the written notice must be received between February 10, 2002 and March 12, 2002.

   In addition to timing requirements, the advance notice provisions of our Amended and Restated Bylaws contain informational content requirements which must also be met. A copy of the Bylaw provision containing these timing procedures and content requirements may be obtained by writing to our Secretary.

   If the presiding officer of the annual meeting of stockholders determines that business was not brought before the meeting in accordance with the Bylaw provisions, such business will not be transacted or such defective nomination will not be placed.

Discretionary Voting

   At the date of mailing of this Proxy Statement, we are not aware of any business to be presented at the Annual Meeting other than the proposals discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted by the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

                               OTHER INFORMATION

   You may obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2000 at no charge by writing to us at 200 North LaSalle Street, Suite 1100, Chicago, Illinois 60601; Attn: Secretary. The report also is available on our website at www.focal.com.

                                   EXHIBIT A

                        FOCAL COMMUNICATIONS CORPORATION

                            Audit Committee Charter

Organization

   The Audit Committee (the "Committee") shall be a committee of the Board of Directors (the "Board") and composed of at least three directors able to read and understand fundamental financial statements. No member of the Committee may be an officer or employee of the Corporation or its subsidiaries, and each member of the Committee must be, in the opinion of the Board, free of any relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a Committee member. At least one member of the Committee must have employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience that results in the member's financial sophistication. In all events, the composition of the Committee must meet the independence and financial sophistication requirements for audit committees set forth in the NASD Manual and under SEC rules. The Committee will select its own chair.

Responsibilities

   The Committee shall assist the Board in its oversight and evaluation of (i) the financial performance and condition of the Corporation, (ii) the Corporation's accounting policies and procedures, (iii) the financial reporting practices of the Corporation, and (iv) the quality and integrity of the financial reports of the Corporation. The Board may delegate additional responsibilities to the Committee from time to time.

   In carrying out its responsibilities, the Committee will:

  . Have the authority to select, evaluate, and replace the Corporation's independent auditors, provided the Committee may in its discretion submit a nomination to the Board and/or the shareholders for approval. In connection with these responsibilities, the Committee will (i) review information provided by management and the outside auditors relating to the independence of such firm, including, without limitation, information related to the non-audit services provided and expected to be provided by the outside auditors, (ii) ensure that the outside auditor submits periodic written statements describing relationships between the auditor and the Corporation consistent with the Independence Standards Board standards, (iii) discuss the disclosed relationships with the auditor to determine their impact on the objectivity and independence of the auditor, and (iv) take, or recommend that the Board take, action to insure the objectivity and independence of the auditor.

  . Meet with the independent auditors and financial management of the Corporation to review and approve the scope of proposed annual audits and the audit procedures to be used. Discuss with the outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Committee will review each annual audit upon its conclusion, including any comments or recommendations of the independent auditors, significant changes in the auditor's audit plan, and any difficulties or disputes with management encountered by the auditor during the course of the annual audit.

  . Review and approve, after consultation with management and the Corporation's independent auditors, the financial statements to be contained in the annual report to shareholders and in the Corporation's annual and quarterly reports to be filed with the SEC.

  . Review with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the annual report of the audit activities, examinations and results thereof of the internal auditing department. Review with the outside auditors, the senior internal auditing executive, and such other members of the internal auditing staff or the Corporation's senior management as the Committee deems appropriate, the adequacy of the Corporation's internal accounting controls.

  . Review and evaluate the Corporation's senior financial and accounting organizations, personnel, and staffing.

  . Review and evaluate the adequacy and effectiveness of the accounting, financial, and internal auditing controls and functions of the Corporation.

  . Obtain assurance from the outside auditor that, under Section 10A of the Securities Exchange Act, the audit included procedures designed to provide reasonable assurance of detecting illegal acts that would have a direct and material affect on the determination of financial statement amounts, procedures designed to identify related party transactions that are material to the financial statements or otherwise require disclosure therein, and an evaluation of whether there is substantial doubt about the ability of the Corporation to continue as a going concern during the ensuing fiscal year.

  . Prepare a report for inclusion in the Corporation's proxy statement relating to its Annual Meeting of Shareholders that complies with the requirements of the federal securities laws.

  . Direct the Corporation's independent auditors, internal audit personnel, and senior financial and accounting personnel to provide the Committee with such reports, analyses, and information as the Committee may deem appropriate from time to time.

  . Submit the minutes of meetings of the Committee to, or discuss the matters discussed at each committee meeting with, the Board.

  . Have the power, but not the duty, to investigate any matter brought to its attention and within the scope of its duties.

  . Review this charter at least annually for revisions and affirm in the Corporation's annual proxy statement the existence of and compliance with this charter and the names of the Committee's members.

  . Have the power to take such other actions as it may deem appropriate to carry out its responsibilities under this Charter.

   While the Committee has the powers and responsibilities set forth in this Charter and the Corporation's Certificate of Incorporation and Bylaws, it is not the responsibility of the Committee (a) to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate or are in compliance with generally accepted accounting principles, which is the responsibility of management and the outside auditor, or (b) to conduct investigations or to resolve disputes, if any, between management and the outside auditor.

Independent Auditor

   The Corporation's independent auditor is ultimately accountable to the Committee and the Board.

Meetings of the Committee

   The Committee will meet as often as it deems necessary or appropriate. The Committee may direct any employee of the Corporation or the Corporation's outside counsel or independent auditor to (i) attend meetings of the Committee,
(ii) meet with any member of or consultant to the Committee, and/or (iii) provide any information or reports that the Committee considers appropriate. The Committee may meet without the presence of employees of the Corporation in its discretion.

   The Committee may delegate one or more of its responsibilities to a subcommittee composed of one or more of the Committee's members to the extent permitted under SEC and NASD rules.

Consultants

   The Committee may retain, at such times and on such terms as it deems appropriate and at the Corporation's expense, special legal, accounting, or other consultants to advise and assist the Committee.

                                   EXHIBIT B

                        FOCAL COMMUNICATIONS CORPORATION

                       2000 Employee Stock Purchase Plan

SECTION 1. PURPOSE.

   This Employee Stock Purchase Plan (the "Plan") is intended to advance the interests of Focal Communications Corporation (the "Company") and its stockholders by allowing employees of the Company and those subsidiaries of the Company that participate in this Plan the opportunity to purchase shares of the Company's common stock, par value $.01 per share ("Common Stock"). It is intended that this Plan will constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

SECTION 2. ADMINISTRATION.

   (a) This Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board").

   (b) The interpretation and construction by the Committee of any provision of this Plan or of any subscription to purchase shares of Common Stock under this Plan shall be final. The Committee may establish any policies or procedures which in the discretion of the Committee are relevant to the operation and administration of this Plan and may adopt rules for the administration of this Plan. The Committee will, from time to time, designate the subsidiaries (as defined below) of the Company whose employees will be eligible to participate in this Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any subscription to purchase shares of Common Stock under this Plan. For purposes of this Plan, the term "subsidiary" has the meaning given to such term under Section 424(f) of the Code.

SECTION 3. ELIGIBILITY.

   Each employee of the Company or of a participating subsidiary of the Company whose customary employment with the Company or any participating subsidiary is at least 20 hours per week and at least five months per calendar year, and who has completed any minimum service requirement (not to exceed two years) that may be specified by the Committee from time to time (an "Eligible Employee") may subscribe to purchase shares of Common Stock under this Plan. Notwithstanding the preceding sentence, no employee may subscribe to purchase shares of Common Stock under this Plan if such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. For purposes of this paragraph, stock ownership of an individual shall be determined under the rules of Section 424(d) of the Code.

SECTION 4. PARTICIPATION.

   (a) An Eligible Employee shall evidence his or her agreement to subscribe for shares of Common Stock by completing an agreement (the "Subscription and Authorization Form") provided by the Committee and filing it as directed by the Committee. A Subscription and Authorization Form must be filed with the Company as directed by the Committee prior to the commencement of a Purchase Period to be effective for such Purchase Period. Thereafter, subject to Section 6(f), once an Eligible Employee has filed a Subscription and Authorization Form for an initial Purchase Period as directed by the Committee, he or she shall continue to be a Participant for succeeding Purchase Periods (but not for coexisting Purchase Periods) on the terms provided in such form until he or she modifies his or her election on a subsequently filed Subscription and Authorization Form or until he or she withdraws from this Plan.

   (b) For purposes of this Plan:

     (i) The term "Participant" means an Eligible Employee who has a Subscription and Authorization Form in effect.

     (ii) The term "Purchase Date" means the last business day of the second fiscal quarter after the related Subscription Date occurs.

     (iii) The term "Purchase Period" means each six-month period commencing on a Subscription Date and ending on a Purchase Date during the term of this Plan.

     (iv) The term "Subscription Date" means the first business day of each fiscal quarter of the Company during which this Plan is effective. The first Subscription Date under this Plan will be October 1, 2000.

   (c) In the Subscription and Authorization Form, an Eligible Employee shall designate any whole percentage amount to be withheld from such Eligible Employee's compensation in each pay period and used to purchase shares of Common Stock on the next Purchase Date, subject to the following limitations:
(i) the amount withheld shall not exceed 10% of his or her compensation (as defined below) for the Purchase Period and (ii) the Committee may establish from time to time minimum payroll deductions. For purposes of this Plan, the term "compensation" means total cash compensation, including amounts deferred under a cash or deferred arrangement within the meaning of Section 401(f) of the Code or a Cafeteria Plan within the meaning of Section 125 of the Code.

SECTION 5. COMMON STOCK.

   The stock purchased under this Plan shall be shares of authorized but unissued Common Stock. Subject to the provisions of Section 6(h), the aggregate number of shares that may be purchased under this Plan shall not exceed 375,000 shares of Common Stock. In the event that the dollar amount of shares of Common Stock subscribed for in any Purchase Period exceeds the number of shares of Common Stock available to be purchased under this Plan, the shares of Common Stock available to be purchased shall be allocated ratably among the subscriptions.

SECTION 6. TERMS AND CONDITIONS OF SUBSCRIPTIONS.

   Subscriptions shall be evidenced by a Subscription and Authorization Form in such form as the Committee shall from time to time approve, provided that all Participants subscribing to purchase shares of Common Stock shall have the same rights and privileges (except as otherwise provided in Section 4(c) and Section 6(e)), and provided further that such subscriptions shall comply with and be subject to the following terms and conditions:

   (a) Purchase Price. The purchase price per share of Common Stock shall be an amount equal to the lower of (i) 85% of the fair market value per share of the Common Stock on the Subscription Date and (ii) 85% of the fair market value per share of the Common Stock on the Purchase Date. During such time as the Common Stock is traded on the Nasdaq National Market, the fair market value per share of Common Stock on any day shall be the closing price of the Common Stock on such day, or on the next regular business day on which shares of the Common Stock of the Company shall be traded in the event that no shares of Common Stock shall have been traded on the relevant day. Subject to the foregoing, the Committee shall have full authority and discretion to fix the purchase price.

   (b) Medium and Time of Payment. The purchase price shall be payable in full in accordance with uniform policies and procedures established by the Committee. The funds required for such payment will be derived from amounts withheld from a Participant's compensation and credited to an account established on behalf of the Participant. A Participant shall have the right at any time terminate the withholding from his or her compensation of amounts to be paid toward the purchase price by filing a Subscription and Authorization Form as directed by the Committee. Any termination of such withholding will constitute a withdrawal under this Plan. A Participant shall have the right to elect to obtain a refund (within a reasonable time) of amounts withheld from his or her compensation prior to such termination (except in the case of a termination that occurs within 15 days of the end of the Purchase Period in which such Participant has participated), or to have such amounts applied to purchase shares of Common Stock as of the immediately following Purchase Date, by filing a Subscription and Authorization Form as directed by the Committee. If the Participant terminates his or her withholding within 15 days of the end of the Purchase Period in which such Participant has participated, the amounts withheld shall be applied to purchase shares of Common Stock as of the immediately following Purchase Date. A Participant shall have the right to resume participation or to change the amount withheld effective as of the immediately following Subscription Date, by filing a Subscription and Authorization Form as directed by the Committee.

   (c) No Overlapping Participation. A Participant may only participate in one Purchase Period at a time.

   (d) No Interest on Employee Funds. No interest shall accrue on any amounts withheld from a Participant's compensation.

   (e) Accrual Limitation. No subscription shall permit the rights of a Participant to purchase stock under all "employee stock purchase plans" (as defined in the Code) of the Company to accrue, under the rules set forth in
Section 423(b)(8) of the Code, at a rate which exceeds $25,000 of fair market value of such stock (determined at the time of subscription) for each calendar year in which a subscription is outstanding.

   (f) Termination of Employment. If a Participant ceases to be employed by the Company or a participating subsidiary before any applicable Purchase Date, he or she may elect, by filing a Subscription and Authorization Form as directed by the Committee, to have the amount in his or her account at the time of termination applied to purchase shares of Common Stock at the applicable purchase price on the first Purchase Date following such termination. In the absence of such an election, the amount credited to his or her account on the date of termination will be refunded within a reasonable time without interest.

   (g) Transferability. Neither payments credited to a Participant's account nor any rights to subscribe to purchase shares of Common Stock under this Plan may be transferred by a Participant except by the laws of descent and distribution. Any such attempted transfer will be without effect, except that the Company may treat such act as an election by the Participant to withdraw under this Plan. Shares of Common Stock may be purchased under this Plan only by Participants who have legal capacity as determined under applicable state law or, in the event of the Participant's legal incapacity, by his or her guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law or court supervision.

   (h) Death and Designation of Beneficiary. A Participant may file with the Company a written designation of beneficiary and may change such designation of beneficiary at any time by written notice to the Company.

   (i) Adjustments. The Committee may make or provide for such adjustments in the purchase price and in the number or kind of shares of the Common Stock or other securities covered by outstanding subscriptions, or specified in the second sentence of Section 5 of this Plan, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase stock; or
(iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding subscriptions under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances.

   (j) Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Common Stock covered by his or her subscription until the Purchase Date following payment in full. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such purchase, except as provided in Section 6(i) of this Plan.

   (k) No Fractional Shares. In lieu of fractional shares of Common Stock that would otherwise be distributed from a Participant's account under this Plan, amounts remaining in a Participant's account after whole shares of Common Stock have been purchased as of a Purchase Date shall be applied to the Participant's account for the next succeeding Purchase Period.

   (l) Other Provisions. The Subscription and Authorization Form authorized under this Plan shall contain such other provisions as the Committee may deem advisable, including the requirement that a Participant complete and file a Stock Purchase Agreement as directed by the Committee, provided that no such provisions may in any way be in conflict with the terms of this Plan.

SECTION 7. EFFECTIVE DATE AND TERM OF PLAN.

   (a) Effective Date; Approval of Shareholders. This Plan shall take effect upon adoption by the Board.

   (b) Termination of Plan. This Plan shall continue in effect until the date on which all shares of Common Stock available for issuance under this Plan shall have been issued unless earlier terminated pursuant to Section 8 of this Plan.

SECTION 8. AMENDMENT OF THIS PLAN.

   This Plan may be amended, suspended or discontinued from time to time by the Committee, but without the approval of the stockholders, no such amendment shall (a) increase the aggregate number of shares of Common Stock that may be issued and sold under this Plan (except that adjustments authorized by Section 6(h) of this Plan shall not be limited by this provision) or (b) materially modify the requirements as to eligibility for participation in this Plan. The approval of stockholders for this purpose shall be obtained by a vote of the holders of a majority of the total number of outstanding shares of voting stock of the Company present in person or by proxy at a meeting at which a quorum is present.

                                   EXHIBIT A
                                       TO
       FOCAL COMMUNICATIONS CORPORATION 2000 EMPLOYEE STOCK PURCHASE PLAN

                           Participating Subsidiaries

Focal Communications Corporation of California
Focal Communications Corporation of Colorado
Focal Communications Corporation of Florida
Focal Communications Corporation of Georgia
Focal Communications Corporation of Illinois
Focal Communications Corporation of Massachusetts
Focal Communications Corporation of Michigan
Focal Communications Corporation of Mid-Atlantic
Focal Communications Corporation of Minnesota
Focal Communications Corporation of Missouri
Focal Communications Corporation of New Jersey
Focal Communications Corporation of New York
Focal Communications Corporation of Ohio
Focal Communications Corporation of Pennsylvania
Focal Communications Corporation of Texas
Focal Communications Corporation of Virginia
Focal Communications Corporation of Washington
Focal Communications Corporation of Wisconsin
Focal Financial Services, Inc.
Focal International Corp.
Focal Telecommunications Corporation

   All other wholly-owned direct or indirect subsidiaries of Focal Communications Corporation that may be established from time to time during the term of the Plan.

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     PROXY                                                          PROXY

                                    [Logo]
                            Exceed The Limits./SM/

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints ROBERT C. TAYLOR, JR. AND RENEE M. MARTIN, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Focal Communications Corporation Common Stock held by the undersigned on April 16, 2001, at the annual meeting of shareholders to be held on June 14, 2001, or any postponement or adjournment thereof.

  Unless otherwise marked, this proxy will be voted FOR the election of the named nominees, FOR the adoption of the Employee Stock Purchase Plan and FOR the appointment of the named independent accountants.

     IMPORTANT - This Proxy must be signed and dated on the reverse side.

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                       FOCAL COMMUNICATIONS CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]

1.  Election of Directors-
    Nominees:
    01 John R. Barnicle    02 James E. Crawford III
    03 Paul G. Yovovich

    For       Withhold     For All
    All       All          Except

    [_]       [_]          [_]

    -----------------------------------------------
    Nominee Exception(s) written above

2.  To approve the adoption of the Focal
    Communications Corporation 2000 Employee Stock Purchase Plan.

    For       Against      Abstain

    [_]       [_]          [_]

3. To ratify the appointment of Arthur Andersen LLP as independent accountants for our 2001 fiscal year.

    For       Against      Abstain

    [_]       [_]          [_]

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

                  ------------------------------------------
                      THIS SPACE RESERVED FOR ADDRESSING
                           (key lines do not print)

                  ------------------------------------------

                           Date                  ,2001
---------------------------    ------------------
(Signature)

                           Date                  ,2001
---------------------------    ------------------
(Signature)

Please date and sign your name as it appears hereon. When signing as attorney, executor, administrator or guardian, please give full title.

  CONTROL NUMBER           .  FOLD AND DETACH HERE  .
------------------
    CLEAR AREA
  (key lines do                                            [Logo]
    not print)                                             Exceed The Limits/SM/
------------------

Focal Communications Corporation encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, you may vote by mail or choose from two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these steps:

TO VOTE BY PHONE

--------------------------------------------------------------------------------
Call toll-free 1-877-482-6152 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Enter the 6-digit Control Number located above.

Option #1:  To vote as the Board of Directors recommends on ALL
            Proposals: Press 1. When asked, please confirm your vote by pressing 1.

Option #2:  If you choose to vote on each proposal separately, press 0 and follow the recorded instructions.
--------------------------------------------------------------------------------

TO VOTE BY INTERNET

--------------------------------------------------------------------------------
Go to the following website: www.computershare/us/proxy

Enter the information requested on your computer screen, including the 6-digit Control Number located above.

Follow the instructions on the screen.
--------------------------------------------------------------------------------

If you vote by telephone or Internet, PLEASE DO NOT mail back the proxy card.

                            THANK YOU FOR VOTING!
                         YOUR VOTE IS IMPORTANT TO US!